Exhibit 99.1
Consent of Cushman & Wakefield Western, Inc.

We hereby consent to the reference to our name and the description of our role in the valuation process of real estate properties owned by Modiv Inc. and its subsidiaries (collectively, the “Company”) referred to in the Annual Report on Form 10-K filed by the Company on March 13, 2023 and incorporated by reference in the Company’s Registration Statements on Form S-3 (SEC File Nos. 333-252321 and 333-263985).

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

March 13, 2023

CUSHMAN & WAKEFIELD WESTERN, INC.

	By:	/s/ TREVOR G. CHAPMAN
Name: Trevor G. Chapman
Title: Senior Managing Director